Exhibit (g) 1.25

STATE STREET BANK AND TRUST COMPANY

CUSTODY AND ACCOUNTING FEE SCHEDULE

RUSSELL INVESTMENT COMPANY FUNDS (RIC)

(LISTED ON ADDENDUM A)

EFFECTIVE JANUARY 1, 2009

None of the following fees shall apply to the Start-Up Period for any fund. Fees for funds during Start-Up Periods are set forth on Exhibit A.

A.	FUND ACCOUNTING

The following fund accounting fees shall not apply to funds of funds.

Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate Net Asset Value daily. Provide selected general ledger reports. The fees shown below are billed and payable monthly on a pro rata basis, based on month end net assets.

Complex level

First 40 Billion                                                                                       1.00 Basis Points annually

Over 40 Billion                                                                                       0.90 Basis Points annually

Portfolio Fees- Liquidity Reserve Portfolios excluded from the portfolio count

1-5 waived

Each additional portfolio > 5, $7,500 annually

Minimum fund accounting fees (section A fees) are $30,000 annually per Fund.

B.	CUSTODY

The following custody fees shall not apply to funds of funds.

Maintain custody of fund assets. Settle portfolio purchases and sales. Report trade fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor Corporate Actions. Report portfolio positions.

A fee payable monthly on a pro rata basis, based on the following percentages of month end net assets. (Excludes sweep assets invested in Russell Money Market Fund)

Excludes: Agent, depository and local auditing fees, stamp duties and registration fees

Country	Safe Keeping Charges (bp)	Per Transaction USD	Country	Safe Keeping Charges (bp)	Per Transaction USD

Argentina	12	75	Mauritius	15	90
Australia	1	20	Mexico	3	25
Austria	3	30	Morocco	30	90
Bahrain	35	110	Namibia	30	85
Bangladesh	35	110	Netherlands	1	20
Belgium	2	30	New Zealand	1	20
Bermuda	15	75	Nigeria	30	85
Bolivia	35	85	Norway	1	35
Botswana	15	90	Oman	35	110
Brazil	7.5	55	Pakistan	20	90
Bulgaria	15	90	Panama	35	90
Canada	0.5	20	Peru	35	90
Cayman Island	35	80	Philippines	5	70
Cedel\Clearstream	2	20	Poland	15	60
Chile	15	80	Portugal	5	60
China	20	110	Puerto Rico	8	70
Colombia	35	100	Qatar	35	110
Costa Rica	25	85	Romania	15	85
Croatia	30	85	Russia	30	150
Cyprus	35	110	Singapore	3	35
Czech Republic	15	70	Slovak Republic	15	85
Denmark	1	50	Slovenia	35	100
Ecuador	35	110	South Africa	1.5	25
Egypt	15	70	South Korea	5	35
Estonia	35	85	Spain	1.5	30
Euroclear	0.75	15	Sri Lanka	25	95
Finland	3	50	Swaziland	30	85
France	1.25	21	Sweden	1.5	28
Germany	1	21	Switzerland	1.5	30
Ghana	30	100	Taiwan	8.5	50
Greece	10	70	Thailand	4	45
Hong Kong	1.75	25	Trinidad & Tobago	35	85
Hungary	27.5	75	Tunisia	35	50
Iceland	15	70	Turkey	10	42
India	10	50	Ukraine	35	110
Indonesia	6	35	United Arab Emerates	35	110
Ireland	3	50	United Kingdom	0.4	12
Israel	12	50	United States	0.25	7
Italy	1.5	25	Uruguay	35	95
Ivory Coast	35	110	Venezuela	35	105
Jamaica	30	90	Zambia	35	105
Japan	1	17	Zimbabwe	25	100
Jordan	30	110
Kazakhstan	35	110
Kenya	15	70
Latvia	35	85
Lebanon	35	110
Lithuania	15	75
Luxembourg	0.9	20
Malaysia	3.5	45

B.	CUSTODY- Continued

	DTC	$7

	Fed Book Entry	$7

	NY Physical Settlements	$7

	PTC purchase, sale, deposit or withdrawal	$7

	TBA Trades	$7

	Foreign Exchange Trade	$25

	Foreign Exchange Trade State Street	Waived

	U.S. In Kind transfers	$5

	International Margins	$5

	Futures	$5

	Options	$5

	Paydowns	$5

	Maturity Collections	No charge

	RIC money market trades	No charge

	All other trades	$13

	OTC Trade Charges- Low Complexity (Interest Rate Swaps and Single-name Credit Default Swaps)	$45

	OTC Trade Charges- High Complexity	$77

	OTC Monthly Position Charge- Low Complexity (Interest Rate Swaps and Single-name Credit Default Swaps)	$32

	OTC Monthly Position Charge- High Complexity	$48

Manual trade charge: The trade charges represent STP rates. There will be additional charges per transaction that do not follow the STP model.

U.S. Trades                         $15.00 Additional fee per trade

International Trades           $25.00 Additional fee per trade

C.	PRICING
	Monthly quote charge, based on month end positions:
	Base pricing charge, per fund, annually	Waived
	Quote Charges	Waived

D.	OPTIONAL SERVICES

	Fair value pricing:

	ITG fee per fund annually, see out of pocket section

	State Street fee per fund annually	$4,000

	FAS 157 Reporting:
	Annual fee per fund that subscribes to the service	$800

	FAS 161 Reporting:
	Per fund, based on two reports provided annually, each additional report requested would be $1000	$2,000

	SEC Yield calculation, annual charge per fund	$4,200

	Wash Sales System, annual charge per fund	$3,000

	iTELS, annual charge per fund	$3,000

	Qualified dividend income reporting, per fund (for up to three reports per fund in a calendar year)	$500

	CCO Reporting Fees, annual charge per Core Fund, not charged on FOF	$600
E.	MULTIPLE CLASSES OF SHARES

	First 4 classes No charge
	Each Additional Class $5,100 annually per class

	Note the initial (core) class of shares is not included in the class count.
F.	FUND OF FUNDS

	Accounting Fee, Daily Priced $3,100 annually per fund of fund
	Transactions $5 each

	Other sections of this fee schedule, with the exception of SEC Yield Calculation, Multiple Class, Special Services and Out of Pocket expenses, are not applicable to funds of funds.

G.	EARNINGS CREDIT

A balance credit will be applied against the above fees (excluding Out-of-Pocket expenses). The credit is based on 50% of the average Fed Funds effective rate for the month, times the average collected balance in the custodian demand deposit account for the month billed. Exceptions to this rate during unusual rate environments will be communicated to Russell as needed.

H.	LOAN SERVICING

These services include:

•      Record and track loan positions

•      Maintain detailed accrual information per Facility at a contract level

•      Receive all loan related cash flows including past due collection efforts

•      Value portfolio based on client specific methodologies

•      Provide daily cash availability

•      Physically house loan related documents if desired

•      Provide daily reporting via a variety of delivery methods

Fees are billed monthly, unless otherwise requested, and will be the greater of the Per Loan Calculation and the Asset Based Calculation detailed below. (Note: the number of loan facilities for a given month used in the Per Loan Calculation will equal the number of loan facilities in the portfolio on the second to last business day of the month. This calculation has been incorporated into this fee schedule to address portfolios whose purchasing habits lean towards smaller than average lot sizes).

PER LOAN CALCULATION

Minimum Monthly Charge for a Fund that Holds up to 5 Loans

Minimum Monthly Charge for a Fund that Holds up to 10 Loans

Minimum Monthly Charge for a Fund that Holds up to 15 Loans

Minimum Monthly Charge for a Fund that Holds up to 25 Loans

Minimum Monthly Charge for a Fund that Holds up to 50 Loans

Monthly additional per loan charge in excess of 50 Loans

$ 750 $1,000 $1,500 $2,500 $3,750 $ 55

ASSET BASED FEE

	First $500 Million in assets Next $500 Million in assets Excess thereafter Incoming wire charge Outgoing wire charge	3 Basis Points 2.5 Basis Points 2 Basis Points $5 $5.25

I.	OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. OOP fees includethe following items:

- Annual maintenance fee for each customized program/transmission ($3,000)- waived

- ITG fair value fee per fund annually $10,000

- Telephone & other communication/lease line charges- waived

- SWIFT trade charges included as part of global transaction fees, thus no OOP charge

- SAS 70 charges (pro rata portion)

- Wire charges (No charge)

- Postage and Shipping Insurance

- Courier Service

- Duplicating- waived

- Non Recurring Legal Fees

- Supplies related to Fund Records

- Sub-Custodian Out of Pocket Charges (stamp duty, registration, etc.)

- Proxy Fees

- Archive / document storage costs

- NAV outbound- waived

J.	TERM AND ASSUMPTIONS OF CONTRACT

Initial term of three years. The parties agree that this fee schedule shall remain in effect until December 31, 2011, and from year to year thereafter until it is revised by agreement of both parties.

1.    This Fee Schedule assumes that State Street will be the exclusive lending agent for the Funds’ securities lending program during the 3 year term of this agreement. This program will continue at the current fee split levels- 85% to the Funds and 15% to State Street.

RUSSELL INVESTMENT COMPANY	STATE STREET BANK AND TRUST COMPANY

BY:	BY:

TITLE:	TITLE:

DATE:	DATE:

Exhibit A

The following fee schedule shall apply to all funds during their first 12 months of operations (the “Start-Up Period”).

I. Custody and fund accounting
Domestic Equity
US large cap	3 basis points annually per fund
US mid cap	4 basis points annually per fund
US small cap	5 basis points annually per fund
International Equity
EAFE benchmark	10 basis points annually per fund
Emerging markets	25 basis points annually per fund
Domestic Fixed Income
US short-term bond	3 basis points annually per fund
US intermediate bond	5 basis points annually per fund
US high yield bond	5 basis points annually per fund
Inflation linked bond	4 basis points annually per fund
International bond	9 basis points annually per fund
Money Market
US 2 a-7 (prime)	2 basis points annually per fund
US government	1 basis point annually per fund
Other Asset Classes
Real estate (REITS)	4 basis points annually per fund
Real estate f-o-f	3 basis points annually per fund
Hedge fund f-o-f	3 basis points annually per fund
Other alternative f-o-f	3 basis points annually per fund

Provision for Number of Managers

The custody and fund accounting pricing schedule detailed above is only applicable for funds that do not exceed 5 manager accounts. Any fund that has more than 5 manager accounts during the Start-Up Period will pay the flat fund accounting fee of $7,500 for each manager account in excess of 5. Note: Liquidity Reserve Portfolios are excluded from the portfolio count.

II. Portfolio Transactions

No transactions charges except as set forth below.

All US In-Kind security transfers will be charged $5 per transaction. Global security In-Kind transfers will be charged two-thirds (67%) of the standard market trade cost. All transfer, re-registration, and stamp duty charges will be borne by the funds.

III. Multiple Class Shares

Additional classes of shares

Most funds will open with more than one share class. For the first 4 classes, State Street will waive its annual ‘per additional class’ charge. For each share class added in addition to the initial 4, the funds will pay $5,100 per year. Note: The initial (core) class of shares is not included in the class count.

First 4 classes               No charge – fees waived

Each additional class    $5,100 per year

IV. Special Services
Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and preparation of special reports will be subject to negotiation.
V. Out-of-Pocket Expenses

All OOP charges will be borne by the funds. A billing for the recovery of applicable OOP expenses will be made as of the end of each month. OOP fees include the following items:

- Annual maintenance fee for each customized program/transmission ($3,000) - waived

- ITG fair value fee per fund annually $10,000

- Telephone & other communication/lease line charges- waived

- SWIFT trade charges included as part of global transaction fees, thus no OOP charge

- SAS 70 charges (pro rata portion)

- Postage and Shipping insurance

- Courier service

- Duplicating- waived

- Non recurring legal fees

- Supplies relating to Fund Records

- Sub-custodian OOP charges (stamp duty, registration fees, etc.)

- Wire Charges (No Charge)

- Proxy Fees

- Archive / document storage costs

- NAV outbound- waived